Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of NCL Corporation Ltd. of our report dated February 24, 2010, except insofar as it relates to the condensed consolidating financial information as included in Note 11, as to which the date is May 13, 2010 and the earnings (loss) per share as included in Note 2, as to which the date is August 13, 2010, relating to the consolidated financial statements of NCL Corporation Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

October 26, 2010